EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CENTRAL JERSEY BANCORP

Central Jersey Bancorp, incorporated under the laws of the State of New Jersey on March 7, 2000 (the “Corporation”), does hereby restate its Certificate of Incorporation pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act (the “Act”), to embody in one document its original Certificate of Incorporation and all amendments thereto.

The Corporation hereby certifies the following, which (i) sets forth in full its Certificate of Incorporation as of this date, and (ii) supercedes and replaces its original Certificate of Incorporation and all amendments thereto:

ARTICLE I
NAME OF CORPORATION

The name of the Corporation is Central Jersey Bancorp

ARTICLE II
PURPOSE OF CORPORATION

The purpose for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Act.

ARTICLE III
CAPITAL STOCK

Section 3.1.             Total Number of Shares of Capital Stock.  The total number of shares of all classes of stock which the Corporation has authority to issue is one hundred and ten million (110,000,000), consisting of one hundred million (100,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 3.2.             Common Stock.

(a)           The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the shareholders of the Corporation.

(b)           Subject to any prior or superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made to the holders of Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed.  Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

(c)           Dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation.

Section 3.3.             Preferred Stock.

(a)           The Preferred Stock may from time to time be divided into and issued in series.  The different series of Preferred Stock shall be established and designated, and the variations in the relative rights and preferences as between the different series shall be fixed and determined, by the Board of Directors of the Corporation as hereinafter provided.  In all other respects, all shares of the Preferred Stock shall be identical.

(b)           The Board of Directors of the Corporation is hereby expressly authorized, subject to the provisions hereof, to establish series of Preferred Stock and to fix and determine for each series:

(i)           the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board of Directors of the Corporation in creating such series) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the Corporation;

(ii)           the dividend rate or rates and preferences, if any, to which the shares of such series shall be entitled, the times at and conditions upon which dividends shall be paid, any limitations, restrictions or conditions on the payment of dividends, and whether dividends shall be cumulative and, if cumulative, the terms upon and dates from which such dividends shall be cumulative, which dates may differ for shares of any one series issued at different times;

(iii)           whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive and the terms and manner of redemption;

(iv)           the preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon any voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(v)           the obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of such series and the provisions with respect thereto;

(vi)           the term, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, including the rate of conversion or exchange and the terms of adjustments, if any;

(vii)           the terms and conditions of the voting rights, if any, of the holders of the shares of such series, including the conditions under which the shares of such series shall vote as a separate class; and

(viii)         such other designating preferences, powers, qualifications and special or relative rights or privileges of such series to the full extent now or hereafter permitted by the laws of the State of New Jersey.

(c)           If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(d)           Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

ARTICLE IV
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of New Jersey is 1903 Highway 35, Oakhurst, New Jersey 07755, and the Corporation’s registered agent at such address is James S. Vaccaro.

ARTICLE V
BOARD OF DIRECTORS

The current Board of Directors of the Corporation consists of ten (10) directors, and the names and addresses of the directors are set forth below:

James G. Aaron 1903 Highway 35 Oakhurst, New Jersey 07755	Paul A. Larson, Jr. 1903 Highway 35 Oakhurst, New Jersey 07755

Mark R. Aikins 1903 Highway 35 Oakhurst, New Jersey 07755	Carmen M. Penta 1903 Highway 35 Oakhurst, New Jersey 07755

John A. Brockriede 1903 Highway 35 Oakhurst, New Jersey 07755	Mark G. Solow 1903 Highway 35 Oakhurst, New Jersey 07755

George S. Callas 1903 Highway 35 Oakhurst, New Jersey 07755	James S. Vaccaro 1903 Highway 35 Oakhurst, New Jersey 07755

John F. McCann 1903 Highway 35 Oakhurst, New Jersey 07755	Robert S. Vuono 1903 Highway 35 Oakhurst, New Jersey 07755

ARTICLE VI
LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

To the fullest extent permitted by the laws of the State of New Jersey, as they exist or may hereafter be amended, the directors and officers of the Corporation shall not be personally liable to the Corporation or to any of its shareholders for breach of any duty owed to the Corporation or its shareholders, except that the provisions of this Article VI shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.  Any amendment to this Certificate of Incorporation, or change in law, shall not adversely affect any then existing right or protection of a director or officer of the Corporation as provided for herein.

IN WITNESS WHEREOF, Central Jersey Bancorp has caused this Amended and Restated Certificate of Incorporation to be executed on the 19th day of December, 2008, by a duly authorized officer.

	ATTEST:		CENTRAL JERSEY BANCORP

By:	/s/ Anthony Giordano, III	By:	/s/ James S. Vaccaro
Name:	Anthony Giordano, III	Name:	James S. Vaccaro
Title:	Executive Vice President,	Title:	Chairman, President and Chief
Executive Officer
Chief Financial Officer,
Treasurer and Assistant Secretary